Exhibit 99.1

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS

2015 proved to be a year of positive momentum for First Business, as we delivered record earnings, revenues, deposits and loans, while continuing to develop the Company’s scalable franchise.

The year’s strong performance, which generated record net income of $16.5 million, also affirmed that we are achieving solid returns on our ongoing investments in talent and technology. These investments are driving greater effectiveness and efficiency as we position our Company for continued growth and build on our strength of delivering high-touch personalized service.

Further, we realized significant benefit from our November 1, 2014 acquisition of Alterra Bank ("Alterra"), with its unique SBA lending approach emerging as a driver of growth and a highly effective client acquisition strategy across our franchise.

ALTERRA ACQUISITION PROVES TO BE A “WIN-WIN”

Going into the acquisition, the similarities in our business models and entrepreneurial approaches were obvious and appealing, but we recognized the real opportunity for synergies was in the unique and different business lines that each brought. While highly unusual in an acquisition, the first opportunity emphasized was not something “pushed down” from the acquiring company, First Business, but was the leveraging of Alterra’s attractive SBA capabilities throughout the First Business footprint. We have begun and will continue to extend the other business lines unique to First Business - asset based lending, factoring, equipment finance and leasing, and trust and investment services - to the Alterra client base and geography over time. Our progress and early success in realizing synergies continues to affirm the “win-win” aspect of the acquisition. Together we have leveraged economies of scale as well as shared capabilities to build a stronger, more competitive bank with more expanded geographic reach and diversified revenue streams.
In 2015, we capitalized on what was a record year in SBA lending nationwide. The SBA’s flagship 7(a) program reached a record $23.5 billion in gross approvals, a 23% increase compared to 2014. This surge in SBA lending led many banks to play catch-up to gain a share of the market. Meanwhile, over the past several years, Alterra has developed and refined a highly effective SBA strategy and platform that position us to take full advantage of positive nationwide trends wherever we do business. In the Kansas City region, Alterra was named the #1 SBA lender for the fourth year in a row, generating $47.5 million in gross loans during the 2015 SBA fiscal year compared to $32.8 million during the 2014 SBA fiscal year. The 2016 SBA fiscal year is off to a strong start and through the first quarter Alterra has generated $37.2 million in gross loans across the First Business footprint, ranking us #28 in the nation1.

Our strategy is paying off. We increased SBA production each quarter in 2015, culminating in the fourth quarter during which gains from the sale of SBA loans increased to $1.7 million, up from $927,000 in the third quarter and $318,000 in the fourth quarter of 2014. Overall, our non-interest income of $4.9 million for the fourth quarter of 2015 increased 20.3% from the third quarter of 2015, and 66.4% from the fourth quarter of 2014, which included only two months’ contribution from Alterra. This allowed us to surpass our fee income goal of 20% of revenue, and we have subsequently increased our goal to 25%.

ACROSS-THE-BOARD GROWTH

SBA lending represents just one facet of our strong performance. Total revenue growth in 2015 was fueled by record net interest income driven by robust loan in-market deposit growth, as well as record non-interest income led by trust and investment services fee income and a full year's contribution from Alterra.

The fourth quarter marked the fifteenth consecutive quarter of net loan and lease growth, increasing to a record $1.415 billion, up 12% from December 31, 2014. We experienced strong growth in our commercial and industrial portfolio as well as in commercial real estate lending, with owner-occupied activity proving particularly strong.

In addition, our business development officers continued to target in-market deposits from new and existing clients, and they delivered. First Business in-market deposits as of December 31, 2015 increased 8% compared to December 31, 2014. These in-market deposits continue to represent a highly stable source of relationship-based funds, which we have been readily able to deploy into earning assets.

Record non-interest income of $17.0 million was achieved through successful diversification and expansion of our fee income sources. Specifically, our trust and investment services division continued to impress in 2015 with 12% year over year revenue growth and assets under management and administration exceeding $1.0 billion as of December 31, 2015. Increasing our off-balance sheet assets is an important aspect of our long-term strategy as it provides an income stream that helps drive fee income towards our goal of 25% of total revenue, and generates capital that we can leverage to support our on-balance sheet growth initiatives.

While we are committed to organic growth, we are also committed to maintaining an overall loan and lease portfolio that emphasizes sound underwriting and superior credit quality. Consistent with that philosophy, we maintained strong credit quality in 2015, as net charge-offs as a percentage of average loans and leases measured 0.10%, similar to the 0.08% for 2014 and our historical performance.

INVESTMENT FOR THE FUTURE

Our continued growth provides ongoing validation of our strategic approach to making investments in talent, technology and infrastructure that we identify as essential to effectively meet our clients’ needs. True to that commitment, for much of 2015, and particularly earlier in the year, we saw an uptick in expenses as we made enhancements to our technology platforms and added the staffing needs to support our growth initiatives.

We ended the year with 242 full-time-equivalent employees, an increase of 27, or 12.6%, from December 31, 2014. We expect to continue to add talent in 2016 with much of the focus on building out the revenue-generating component of our team. Management expects a significant return on investment as our continued success attracts some of the best talent, who in turn, bring in new clients with whom we can develop long-term relationships.

We also recently made a key addition to our senior leadership team with the appointment of Ed Sloane, Jr. as Chief Financial Officer, effective January 19, 2016. Ed brings more than 30 years of financial, accounting and strategic planning experience, much of that accumulated during his time at significantly larger commercial banks. Before joining First Business, Ed served for nearly eight years as the CFO of Peoples Bancorp Inc. (NASDAQ: PEBO), a Midwestern commercial bank holding company with more than $3 billion in assets. He replaces First Business Chief Financial Officer Jim Ropella, who has been instrumental in the success and growth of our Company, and will work with Ed over the next few months to facilitate a seamless transition.

MOVING FORWARD WITH OPTIMISM

In 2016, we are focused on leveraging and fortifying the strength of our core business - strong and consistent loan and deposit growth, increasing our percentage of revenue from non-interest income sources and developing and strengthening long-term relationships with our clients, balanced with our competitive strengths of an improving efficiency ratio, solid credit quality and a sound balance sheet.

Our optimism about the Company’s continued growth prospects leads us to believe that its recent share price offers a compelling value for investors. Recently, our stock has been trading at less than 12 times First Business’s 2015 earnings per share, and less than 11 times the average of equity analysts’ forecasts for our 2016 EPS. By comparison, similarly-sized banks with $1-$3 billion in assets have been trading at an average multiple of nearly 17 times their 2015 earnings and analysts’ EPS forecasts2. In addition to the long-term value that we believe we are creating by executing our growth strategy, we believe a consistent dividend with a meaningful yield is an important short-term component to the total return we provide our shareholders. As such, we are pleased to have recently announced a 9% increase in our quarterly cash dividend, to $0.12 per share, payable on February 26, 2016 to shareholders of record at the close of business on February 12, 2016.

We view our consistent and sustainable earnings power as a differentiator and believe our stock remains undervalued, particularly in light of the potential of SBA lending to expand across our footprint and become an ongoing earnings catalyst to drive both short and long-term growth.

Expanding investor interest in First Business is evidenced by First Business’s average daily stock trading volume, which has risen to about 28,000 shares, more than doubling from one year ago and growing by more than 10 times from the months leading up to our 2012 common stock offering. Our daily trading volume is now above the average for publicly traded banks with $1-$3 billion in assets2.

Our shareholders can expect us to continue to aggressively spread the word about First Business, articulating the considerable value we believe our Company offers to investors.

As always, we appreciate your support and investment in First Business and look forward to a prosperous 2016.

Sincerely,

Corey Chambas, President and CEO

1.	Source: SBA.gov. Rankings reflect dollar volume of SBA 7(a) loans originated for and during the SBA fiscal year starting in October.

2.	Source: SNL Financial

This letter includes “forward-looking statements" related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
This letter is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.